Exhibit 4.60

Contract No.: H.Y. (2022) S. L.D. Zi (TUO YI) No. [ ]

Working Capital Loan Contract

(Corporate Business)

China Resources Bank of Zhuhai Co., Ltd.

September 2022 Edition

Working Capital Loan Contract

This Contract is (mark “√” in ☐ if applicable, and mark “☒” if not applicable, the same below):

☐	Single business contract that is not within the quota.

☒	Specific business contract within the quota, name of the Quota Contract: Comprehensive Credit Granting Contract

Quota Contract No.: H.Y. (2022) S.Z.Zi (TUO YI) No. [ ]

Borrower: Shenzhen United Time Technology Co., Ltd.

Lender: China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

The Borrower applies to the Lender for a working capital loan for capital turnover. Upon examination, the Lender agrees to issue the loan according to the terms and conditions of this Contract. In order to clarify the rights and obligations of the Borrower and the Lender, this Contract is hereby entered into by and between both parties through friendly negotiation in accordance with laws, regulations and rules of the People’s Republic of China.

Chapter I Purpose of the Loan

Article I Upon negotiation, both parties agree that:

1. The loan hereunder shall only be used by the Borrower for working capital turnover, specifically for the payment of goods

2. Without the prior written consent of the Lender, the Borrower shall not change the purpose of loan specified in this Contract.

3. The Borrower shall use the credit funds in strict accordance with the provisions of national laws and regulations and the purposes agreed herein, and shall not misappropriate the loan funds. The Borrower guarantees that the credit funds hereunder shall not be used in any form to flow into the securities market, the futures market and for equity investment, or for borrowing and lending, and shall not flow into the real estate sector in violation of the law, including but not limited to, misappropriation of the credit funds for the development of real estate projects, purchase of houses, replacement of mortgage loans and other investments in the real estate sector, and shall not be used for any other areas and purposes prohibited by national laws and regulations.

4. The Lender has the right to monitor and verify the flow and use of the Borrower’s credit funds by means of system monitoring, telephone verification and field investigation, etc. The Borrower shall actively cooperate with the Lender in carrying out various supervision and inspections on the use of the credit funds, and provide truthful supporting materials and relevant information on the use of the credit funds as required by the Lender.

5. The Borrower fully recognizes and agrees that any breach of any of the above commitments shall be deemed to be a “fundamental breach” by the Borrower hereunder. In such case, the Lender shall be entitled to take remedies including but not limited to the following:

The Lender shall have the right to immediately recover the credit funds issued hereunder, reduce or revoke the undrawn credit line hereunder, as well as the right to exercise various other remedies for breach of contract in accordance with this Contract (including, but not limited to, the imposition of penalty interest, declaring the early expiry of the business under other contracts between the Borrower and the Lender, enforcing any guarantee measures, realizing any security rights, requiring the Borrower to take additional guarantee measures approved by the Lender, requiring the Borrower to compensate for losses, etc.), and investigating other relevant legal liabilities of the Borrower.

Chapter II Currency, Amount and Term of Loan

Article II The loan amount hereunder shall be RMB (currency) twenty-two million yuan only (in words).

Article III The loan term hereunder shall be _12_ months from the first date of loan, and the maturity date of all the loans hereunder shall not exceed the expiration date of the loan term; the term of each loan shall be subject to the agreement of the corresponding loan IOU/loan voucher, which shall be an integral part hereof and has the same legal effect as that hereof.

The period during which the Borrower may apply for loan withdrawal hereunder (hereinafter referred to as: the withdrawal period) shall be from the effective date hereof to ___/___, and after the expiration of the withdrawal period, the loan limit that the Borrower has not applied for a withdrawal shall be automatically canceled.

Chapter III Loan Interest Rate and Interest Calculation Method

Article IV The Borrower shall pay the loan interest to the Lender in respect of the loan hereunder issued by the Lender in accordance with this Contract, and the annual interest rate of the loan hereunder shall be simple interest as follows:

1.	RMB interest rate:

☒ Adopting fixed interest rate. The loan interest rate hereunder is based on the 1-year (1-year/5-year or above) Loan Prime Rate (LPR) published by the National Interbank Funding Center on the workday prior to the loan issue date, plus (plus/minus) 185 basis points (one basis point is 0.01%), i.e., the annual interest rate is 5.5%. Where the loan is withdrawn in installments, the loan interest rate for each withdrawal shall be based on the written confirmation documents or loan IOUs between both parties. Where the fixed interest rate is adopted, the loan interest rate of the withdrawn portion shall not be adjusted during the agreed loan term.

☐ Adopting floating interest rate, that is, the loan interest rate for the first installment of the loan hereunder shall be based on the ___/___(1-year/5-year or above) Loan Prime Rate (LPR) published by the National Interbank Funding Center on the workday prior to the loan issue date, and ___/___ (plus/minus) ___/___ basis points (one basis point is 0.01%), i.e. an annual interest rate of ___/___ %; in case of withdrawal in installments, the loan interest rate of the first installment of the loan for each withdrawal shall be based on the written confirmation documents or loan IOUs between both parties; each loan shall be issued on the basis of ___/__ (1/3/6/12) month(s) from the loan issue date to the date of full repayment of the principal and interest hereunder, and be adjusted on a one-period basis (adjusted in accordance with the change of the referenced LPR with the basis point/float range remaining unchanged), and the interest rate shall be calculated on an incremental basis. The interest rate of the second and later periods shall be determined on the day corresponding to the date after a period of a deposit is fully withdrawn. On that day, the Lender shall adjust the loan interest rate and apply the new interest rate according to the LPR and the floating range of the aforesaid period issued by the National Interbank Funding Center on the previous workday. Should no date be corresponding to the day of withdrawal in the current month, the last day of the said month shall be the corresponding date.

2.	Foreign currency interest rate:

☐ (1) Floating interest rate with a floating period of / month:

The loan interest rate shall be repriced every ___/___ month(s) from the actual withdrawal date (or the first actual withdrawal date in the case of split withdrawals). The repricing date is the date corresponding to the actual date of withdrawal in the month of repricing. If there is no corresponding date in the current month, the last day of the month shall be the repricing date.

The loan interest rate for the first floating cycle is composed of ___/___(in words) months ___/___ (LIBOR/HIBOR) + / BP spreads.

After each full floating cycle, he loan interest rate shall be repriced with the interest margin of ___/___(in words) months ___/___(LIBOR/HIBOR) + ___/___BP as the applicable rate for the next floating period.

☐ (2) The loan interest rate hereunder shall be a fixed rate, i.e., / , which shall not vary during the loan term.

☐ (3) Other Agreements: ___/___

LIBOR and HIBOR rates respectively refer to the interbank offered rates of the above maturities and currencies then in effect as provided by Reuters and other financial telecommunication terminals by 9:00 a.m. [Beijing time] on the statutory working day in China prior to the actual withdrawal date or the repricing date.

BP (BASIS POINT) refers to the minimum changeable unit of interest margin, 1BP = 0.01%.

3.	Method of loan interest calculation and payment:

The date of interest payment shall be subject to Article XV of this Contract. The loan interest shall be accrued on a daily basis, and a fixed interest rate shall be applied. The interest shall be calculated at the agreed rate for settlement. For loans with floating interest rate, the interest shall be calculated as per the interest rate determined in the current floating period. If interest rate fluctuates several times in a single settlement period, the interest in each floating period shall be calculated first, and then the interest in such settlement period shall be calculated by summing up the interest in repayment date and that of total floating periods.

The Borrower shall pay due interest to the Lender on the repayment date. The first interest payment date shall be the first repayment date after the issuance of loan. At the last repayment, interest shall be settled along with the principal. If the Borrower fails to pay interest at the repayment date under this Contract, a compound interest shall be calculated and collected from the next day.

Article V The Loan hereunder shall bear interest on a daily basis from the actual withdrawal date. The calculation formula for interest on loans in pounds sterling and Hong Kong dollars shall be: loan balance x annual interest rate of the loan x actual number of days of the corresponding interest period ÷ 365; the calculation formula for interest on loans other than pounds sterling and Hong Kong dollars shall be: loan balance x annual interest rate of the loan x actual number of days of the corresponding interest period ÷ 360.

Article VI Penalty interest and penalty interest rate

1.  Where the Borrower fails to repay the RMB Loan as stipulated herein, the Lender shall have the right to charge penalty interest, which shall be the actual number of overdue days from the date of overdue loan to the date of its actual settlement. And the penalty interest rate shall be 50% on top of the loan interest rate as stipulated herein, and compound interest at the penalty interest rate shall be charged on the interest that is not payable on time.

2. The foreign currency overdue penalty interest rate shall be:

☐ The loan interest rate in Article IV of this Contract plus 50% thereof.

☐ LIBOR/HIBOR+ / BP by 9:00 a.m. [Beijing time] on the statutory working day in China prior to the day on which the loan is overdue.

3. Where the Borrower fails to use the loan as stipulated herein, the Lender shall have the right to charge the penalty interest, which shall be the actual number of overdue days from the date of misappropriation of the loan by the Borrower to the date on which the Borrower pays off the entire loan. And the penalty interest shall be 100% on top of the loan interest rate agreed herein, and the compound interest at the penalty interest shall be charged on the interest that is not payable on time.

Article VII Where the Borrower fails to pay the interest on time, compound interest shall be charged in accordance with the contractual penalty interest for overdue loans; Where the Borrower fails to pay the penalty interest for overdue or misappropriated loan, compound interest shall be charged in accordance with the penalty interest for overdue or misappropriated loans, respectively. In case the same loan is both overdue and misappropriated, the compound interest rate is charged at the rate of the heaviest penalty interest rate; the compounding cycle is consistent with the interest rate of the loan and is charged on a rolling basis.

Chapter IV Loan Issuance and Use

Article VIII Except the waiver by the Lender in full or in part, the Lender shall be obliged to issue the loan only if the following preconditions are constantly satisfied:

1.  Documents (including but not limited to the fund payment plan to be submitted by the Borrower before loan issuance, or the transaction information on the loan payment like the Power of Attorney for Payment of Loan Funds and transaction contract) required by the Lender have been fully provided by the Borrower, and the information stated therein remains unchanged. Meanwhile, such documents remain valid without any major or substantial adverse change or any other major adverse circumstance that may affect the performance of this Contract.

2. If the loan under this Contract is secured, the Borrower shall ensure that the legal procedures such as notarization and registration of the guarantee contract and/or insurance of the guarantee shall be completed as required by the Lender, and such guarantee and insurance shall remain valid.

3. The loan is used in compliance with laws and regulations, loan contract and related business contract.

4. The Borrower has completed the loan receipt/loan voucher related to this withdrawal.

The loan receipt/loan voucher is an integral part of this Contract and has the same legal effect as this Contract. If the loan amount, loan term and interest rate of the day of issuance under this Contract are inconsistent with those specified in the loan receipt/loan voucher, the loan receipt/loan voucher shall prevail.

5. The Borrower has not committed any of the event of default set forth herein.

6. Other agreements: _____/_____

Article IX The Lender shall transfer the loan amount to the loan issuance account in the following ways. The account information is as follows:

Bank of Deposit: Shenzhen Science and Technology Park Branch of China Resources Bank of Zhuhai Co., Ltd.

Account name: Shenzhen United Time Technology Co., Ltd.

Account No.: [ ]

Without the consent of the Lender, the online bank payment and exchange services shall not be provided to the loan issuing account.

☒ 1. One-time transfer: the Lender shall transfer the entire loan amount to the loan issuance account on November 24, 2022.

☐ 2. Transfer in batches on irregular basis:

The specific number of times, amount and period of time shall be subject to the record of the IOU/loan voucher at the time of transfer according to the actual needs at any time.

☐ 3. Other agreements: ___________/__________

Article X The payment methods of loan funds under this Contract include entrusted payment by the Lender and independent payment by the Borrower.

1.  Entrusted payment by the Lender means that the Lender pays the loan to the Borrower’s trading object to the purpose specified in this Contract through the loan issuance account based on the Borrower’s withdrawal application and payment entrustment.

2.  Independent payment by the Borrower means that, after the Lender directly remits the loan funds to the loan issuance account based on the Borrower’s withdrawal application, the Borrower will independently pay the Borrower’s trading object to the purpose specified in this Contract.

3. The specific payment amount is as follows:

The fiduciary payment amount of the loan hereunder shall be RMB (currency) twenty-two million yuan only (in words); the autonomous payment amount shall be ___/___ (currency) ___/___ (in words).

Article XI The Borrower agrees that the Lender has the right to apply entrusted payment in accordance with the relevant state laws and regulations and the rules of regulators for the working capital loan in any of the following circumstances:

1. The credit business relationship is newly established with the Borrower, and the Borrower’s credit standing is average.

2. The object of payment is definite and the amount of single payment is relatively huge.

3. Other circumstances identified by the Lender.

The Borrower agrees that the starting point for a single fiduciary payment hereunder shall be RMB (currency) five million yuan (in words). Within the validity period of this Contract, the Lender shall have the right to adjust the starting point of the amount of a single payment according to its management requirements.

If the amount of a single payment exceeds the above-mentioned starting point, the entrusted payment by the Lender shall apply. In other cases, independent payment by the Borrower shall be applicable.

Article XII For entrusted payment, the Borrower shall submit the withdrawal application and Power of Attorney for Payment of Loan Funds attached herein to the Lender / days in advance, and provide the commercial contract, invoices, vouchers and other materials related to the payment as required by the Lender. After verification and confirmation by the Lender, the loan shall be directly remitted to the Borrower’s counterparty through the loan issuance account. If the Borrower’s withdrawal application does not meet the conditions under this Contract, the withdrawal application is inconsistent with this Contract, or the transaction information is incomplete or untrue, the Lender shall have the right to refuse to issue or pay the loans, without bearing any responsibility for the breach of this Contract to the counterparty or for any other losses arising therefrom. If the payment information provided by the Borrower is inaccurate and incomplete, resulting in delay or failure of fund payment, the Lender shall not be held responsible.

If the Borrower applies for suspending payment or withdrawing the payment entrustment, such application shall be made to the Lender in written before payment. After verification and confirmation by the lender, the entrusted payment may be suspended and the corresponding loan may be recovered. During this period, interest shall be charged on the corresponding loan according to this Contract.

The payment entrustment shall not be conditional. If the Borrower attaches conditions to the Power of Attorney for Payment of Loan Funds, the Lender shall not be bound to such conditions. Unless otherwise agreed in writing by both parties, the Borrower shall not be obliged to notify the receiver of entrusted payment, suspension of payment, withdrawal of payment, resumption of payment.

Article XIII For the independent payment by the Borrower, the Borrower shall submit the loan fund payment plan as required by the Lender. After the approval by the Lender, the loan fund shall be remitted to the loan issuing account according to the payment plan, and the Borrower shall make payment of pay loan as per the said payment plan. The Borrower shall report to the Lender the usage of the loan and the payment of the loan funds on ______ (monthly/quarterly) basis, and submit the actual payment list until the loan payment is completed.

Article XIV Where the Borrower is involved in any of the following circumstances during the loan payment, the Lender shall have the right to negotiate with the Borrower to add supplementary conditions to loan issuance and payment, or to change the loan payment methods or stop loan fund issuance and payment according to this Contract:

1.	The Borrower’s creditworthiness has declined.

2.	The main business is not very profitable.

3.	The loan fund is abnormally utilized.

4.	The loan fund is not paid as agreed.

5.	The regulatory authority adjusts the criteria for fiduciary payments.

The Lender shall have the right to require the Borrower to timely provide the records and materials on the use of loan funds. If the Lender finds that the Borrower fails to pay or use the funds for the purpose as agreed and breaches this Contract for other causes, the Lender shall have the right to announce the early maturity of the loan and investigate the liabilities of the Borrower for breach of this Contract, including but not limited to restriction or prohibition of the loan fund payment.

Chapter V Repayment

Article XV The Borrower shall repay the principal of the loan and pay the interest on schedule in accordance with the currency specified in the Contract, and remit the amount payable (principal and interest) to the repayment account on the repayment date specified in the Contract in accordance with the item 1 below; the specific repayment amount and date shall be subject to the repayment schedule (if any) provided by the Lender.

1. The interest shall be paid monthly, and the interest payment date shall be the 21st day of each month from the loan issue date; the principal shall be paid once due.

2. The repayment of principal and interest in equal amount on a monthly basis (interest is calculated on a daily basis), and the repayment date is the 21st of each month from the loan issue date.

3. The repayment of principal in equal amount on a monthly basis (interest is calculated on a daily basis), and the repayment date is the 21st of each month from the loan issue date.

4.  The repayment of equal principal shall be made in ___/___ installments every 3 months (interest is calculated on a daily basis), and the repayment date shall be the 21st day of every three months from the loan issue date; if February *, 2020 is the loan issue date, then the repayment date is May 21, 2020, August 21, 2020, and so on.

5. The repayment of equal principal shall be made in ___/___ installments every 6 months (interest is calculated on a daily basis), and the repayment date shall be the 21st day of every six months from the loan issue date; if the loan issue date is February *, 2020, then the repayment date is August 21, 2020, February 21, 2021, and so on.

6.  The repayments in equal amount of the principal are paid back yearly in ___/___ installments (the interest will be calculated daily), and the repayment date is the 21st of the corresponding month starting from the next year of the month where the loan date is issued, for example, if February *, 2020 is the loan issue date, the repayment date is February 21, 2021, February 21, 2022, and so on.

7. The repayment in equal amount of the principal in ___/___ installments (quarterly/semi-annual/annual) (the interest will be calculated daily); for quarterly repayment, the repayment date shall be the 21st of March, June, September and December of each year from the date of issuance date of load; for semi-annual repayment, the repayment date shall be the 21st of June and December of each year from the date of issuance date of load; for annual repayment, the repayment date shall be December 21 of each year from the date of issuance date of the loan; if there is no need to repay the loan on the repayment date in the month when the loan is issued, the repayment will be postponed to the next repayment date.

8. Other repayment methods are agreed upon: _______________________

If the loan is repaid on a monthly basis, the repayment shall start from the month following the issuance of the loan. The repayment date of the last installment is the maturity date of the loan, and the interest will be paid off with the principal. If the maturity date of the loan is not the Lender’s working day, the repayment will be postponed to the Lender’s first working day thereafter.

Article XVI If the maturity date of the loan is a legal holiday, the repayment shall be postponed to the first working day of the Lender, and the non-working day of the Lender shall be included in the actual occupation days of the loan. When the Borrower repays the principal of the last installment of the loan, the interest shall be settled with the principal and shall not be bound by the repayment date agreed in the Contract.

Article XVII The Borrower shall obtain the consent of the Lender 30 days in advance for prepayment. If the Lender agrees that the Borrower shall repay the loan in advance, the interest shall be calculated and collected according to the interest rate agreed in the Contract and the actual service life of the loan, and both parties shall separately agree as follows: ________.

If the Borrower is unable to repay the loan under the Loan Contract on time and needs to extend the repayment, it shall formally submit a written application for extension of the loan to the Lender 30 working days before the maturity date of the loan. Upon examination and approval by the Lender, both parties shall separately sign an extension contract as a supplementary contract to the Contract.

Article XVIII In the event that the amount repaid by the Borrower to the Lender is less than the total amount of the debt due on that date as agreed herein, such amount shall be repaid in the following order:

1. Payment of taxes and expenses (including but not limited to value-added tax and additional tax, litigation fees, etc.), compensation, indemnification, and liquidated damages payable pursuant to law or as agreed herein;

2. Payment of interest payable (penalty interest and compound interest, if any, shall be paid first);

3. Payment of principal payable.

In case the amount repaid by the Borrower is insufficient to pay off all debts in the same order, the debts shall be paid off in the order that the debts in question have been incurred.

The Lender has the right to unilaterally adjust the order of repayment stipulated herein.

In case the Lender exercises the right of set-off against the Borrower as stipulated by law or agreed herein, the debts to be set off and the order of set-off shall be determined by the Lender.

Chapter VI Undertaking of Expenses

Article XIX All expenses arising from the conclusion and performance of the Contract shall be determined by both parties through negotiation, except for those whose undertaking subject is specified in laws, regulations and rules.

If there is any mortgage or pledge guarantee under the Contract, an evaluation institution approved by the Lender shall be entrusted to evaluate the value of the collateral or pledge and issue an evaluation report, and the relevant evaluation expenses shall be borne by the Lender (Borrower/Lender).

Article XX All expenses incurred by the Lender to realize the creditor’s rights (including but not limited to legal fees, arbitration fees, property preservation fees, travel expenses, execution fees, assessment fees, auction fees, notarial fees, service fees, announcement fees, lawyer fees, etc.) shall be borne by the Borrower.

Chapter VII Commitment and Guarantee of the Borrower

Article XXI Loan applications shall be in compliance with laws and regulations: the Borrower is a legal person of enterprise (or the government-sponsored institution) established in accordance with the laws and approved and registered by the competent department or other authorities that can be as borrowers as stipulated by the State; the Borrower has good credit and no major bad records; The purpose of the loan and the source of repayment are clear and legal; there are no other violations of laws and regulations.

Article XXII The act of signing the Contract is flawless: in order to sign the Contract or perform its obligations under the Contract, the Borrower has performed the necessary procedures in accordance with laws and regulations or the Articles of Association; the person who signs or seals this contract is the legal representative or authorized agent of the Borrower; the procedures of contract approval, registration or filing shall be actively handled or handled with the cooperation of the Lender.

Article XXIII The guarantee provided is legal and valid: the borrower ensures that the guarantor has performed the necessary procedures in accordance with laws and regulations or the Articles of Association of the Company in order to sign the Guarantee Contract or perform its obligations under the Guarantee Contract; the guarantor has the right to set up a guarantee with the collateral; the person who signs the Guarantee Contract is the authorized signatory; the guarantor shall be urged to actively handle or cooperate with the Lender in handling the approval, registration or filing procedures of the Guarantee Contract and the registration procedures of the guarantee; There are no other defects in the effectiveness of the guarantee or circumstances that may cause significant adverse changes.

Article XXIV The contractual rights and obligations shall be fulfilled in good faith: the loan shall be used in accordance with the terms, purposes, and methods stipulated therein, and shall not be utilized to engage in unlawful or illegal acts; the loan payment management, post-loan management and related inspections shall be conducted in active cooperation with the relevant state authorities and the Lender; the loan shall be repaid in full and on time in accordance with the contractual agreements, and not be evaded in any way; the Borrower obtains the consent of the Lender before making foreign investments, materially increasing debt financing, and undertaking merger, division, equity transfer, and other significant matters that may adversely affect the rights and interests of the Lender; in case of major adverse events affecting solvency, the Lender shall be promptly notified; no other breaches of contractual obligations shall occur.

Article XXV The documents and materials provided by the Borrower regarding the Borrower, Guarantor and Shareholder are true, complete, accurate, legal and valid.

Article XXVI The Borrower has not had any litigation, arbitration or administrative procedures that have substantial adverse effects on its ability to perform its obligations under the Contract.

The Borrower declares that at the time of the conclusion hereof, it does not have any act or circumstance that violates the laws, rules and regulations on environmental protection, energy conservation, emission reduction and pollution reduction, and pledges that after the conclusion hereof, it shall also strictly abide by the laws, rules and regulations on environmental protection, energy conservation, emission reduction and pollution reduction; in case that the Borrower’s aforesaid declaration is false, or the aforesaid pledge has not been fulfilled, or the Borrower may be exposed to the risk of energy consumption or pollution. The Lender has the right to stop issuing the Loan, or declare the early maturity of the principal and interest of the Loan, or take other remedies as agreed herein or permitted by law.

Article XXVII The Borrower hereby confirms and declares that the Lender has, in accordance with the law, prompted and explained to the Borrower the clauses in respect of the exemption or mitigation of the Lender’s liability and other clauses of material interest to the Borrower, the black and bold font clauses, and the authorization clauses, and that the Lender has already provided adequate explanations of such clauses at the Borrower’s request. The Borrower has been fully aware of and understands the meaning of such clauses and the corresponding legal consequences, and is willing to bear the legal consequences of such clauses. The Borrower promises to strictly abide by all obligations hereunder.

Chapter VIII Rights and Obligations of the Borrower

Article XXVIII The Borrower shall have the right to request the Lender to issue loans to the Borrower according to the terms and conditions agreed herein. However, if the Lender is unable to issue loans under the Contract due to changes in national macro-control policies, regulatory authorities’ requirements for the Lender to control the credit scale or investment direction, and other reasons other than those of the Lender, the Lender has the right to stop issuing loans or terminate the Contract.

Article XXIX The Borrower shall have the right to use the Loan for the purposes agreed herein.

Article XXX The Borrower shall have the right to require the Lender to keep the relevant financial information provided by the Borrower and the business secrets in production and operation confidential, unless otherwise provided by laws, regulations and rules, required by the competent authorities, or agreed by both parties.

Article XXXI The Borrower shall make withdrawals in accordance with this Contract and pay the principal and interest of the Loan on time and in full.

Article XXXII The Borrower shall provide various financial and accounting information, production and operation status information and other materials in accordance with the requirements of the Lender, including but not limited to providing the Lender with the balance sheet at the end of the previous quarter and the income statement as of the end of the previous quarter (public institutions shall provide the statement of income and expenditure) within ten working days before the first month of each quarter. At the end of the year, the Borrower shall timely provide the cash flow statement of the year, and ensure that the information provided is legal, true, complete, accurate and effective, and shall not provide false materials or conceal important business and financial facts.

Article XXXIII The Borrower shall notify the Lender in writing within 10 working days after the occurrence of any major adverse event affecting its solvency, guarantee ability of the Guarantor,or any other circumstance endangering the Lender’s creditor’s rights, or any change in the name, legal representative (person in charge), domicile, business scope, registered capital or articles of association of the company (enterprise) and other business registration matters, and attach relevant materials after the change.

Article XXXIV The Borrower shall use the loan according to the purposes agreed in the Contract, shall not occupy, misappropriate the loan or use bank loans to engage in unlawful or illegal transactions; shall not use the loan for fixed-asset investment , equity investment and other investments, shall not use the loan for the fields and purposes prohibited by the state from production and operation, and shall not replace the liabilities arising from the Borrower’s investment in fixed-asset investment , equity investment and other investments, shall cooperate with and accept the Lender’s inspection and supervision for production, operation and financial activities of the Borrower as well as the use and payment of loans under the Contract, and shall cooperate with and accept the relevant requirements of the Lender’s post-loan management; shall not withdraw funds, transfer assets or use related party transactions to evade debts to the Lender; shall not use false contracts with related parties to discount or pledge bank funds or credit with bills receivable, accounts receivable and other creditor’s rights without actual trade background; and the Borrower shall pay the loan funds as agreed in the Contract, and shall not evade the entrusted payment of the Lender by breaking up the whole into parts. Before paying off the loan principal and interest to the Lender, the Borrower shall not use the assets formed by the loan under the Contract to provide guarantee to the third party without the consent of the Lender.

Article XXXV The Borrower shall abide by the relevant national regulations on environmental protection in case that the Borrower uses the loan under the Contract for production and manufacturing.

Article XXXVI The Borrower pledges to abide by China’s anti-money laundering related laws and regulations and not to participate in illegal and criminal activities such as suspected money laundering, terrorist financing; to actively cooperate with the Lender’s customer identification and due diligence, to provide truthful, accurate, complete and effective customer information, and to comply with the Lender’s anti-money laundering and anti-terrorist financing related management regulations.

In case the Lender requests the Borrower’s assistance in compliance with anti-money laundering or other regulatory requirements, the Borrower shall cooperate and provide corresponding written materials.

Article XXXVII If the Borrower is a group customer, the Borrower shall promptly report to the Lender any related transactions of more than 10% of the Borrower’s net assets, including association relationship among transaction parties, transaction item and nature, transaction amount or corresponding ratio and pricing policy (including transactions involving no amount or only nominal amount). Group customer means enterprises and institutions with the following characteristics:

1. Directly or indirectly controlling or being controlled by legal person of other enterprises or institutions in equity or business.

2. Jointly controlled by legal person of a third party enterprise or institution.

3.  Under jointly direct control or indirect control of the main individual investors, key managers or close family members (including lineal relatives within three generations and collateral relatives within two generations).

4. Have other related relationships and assets and profits may not be transferred according to the fair price principle, and shall be regarded as credit management for group customers.

Article XXXVIII The Borrower shall obtain the written consent of the Lender before carrying out major issues such as merger, separation, equity transfer, foreign investment and substantial increase in debt financing. However, the written consent of the Lender shall not affect the Lender’s right to use the remedies agreed in the Contract when the Lender believes that the above-mentioned acts may endanger the safety of the Lender’s creditor’s rights in the future.

Chapter IX Rights and Obligations of the Lender

Article XXXIX The Lender shall have the right to recover the principal, interest, penalty interest and compound interest of the debt in accordance with the provisions of the Contract, collect the fees payable by the Borrower, and have the right to directly transfer the above principal, interest and fees from the repayment account.

Article XL The Lender shall have the right to require the Borrower to provide information related to the loan, enter the Borrower’s business premises, investigate, examine and inspect the use of credit and the Borrower’s assets, financial status and business conditions. The Borrower shall provide support and have the right to supervise the Borrower’s use of the Loan according to the purposes agreed herein.

Article XLI The Lender shall be obligated to keep the information provided by the Borrower confidential, unless otherwise provided by laws, regulations and rules, required by the competent authorities, or agreed by both parties.

Article XLII The Lender shall have the right to require the Borrower to open the following account in the bank of the Lender as a special fund withdrawal account. The Borrower shall open the account according to the requirements of the Lender and sign the relevant account management agreement, and timely provide the Lender with the inflow and outflow of funds in the account, and accept the Lender’s management over the withdrawal of fund. The Lender shall have the right to recover the loan in advance according to the Borrower’s withdrawal of fund. The specific account information is as follows:

Bank of Deposit: ___/______

Account No.: ___/______

Unless approved by the Lender, the account for withdrawal of fund will not be open to online banking payment and circulating or exchange business.

Chapter X Event of Default and Remedies for Breach of Contract

Article XLIII Any of the following events shall constitute a breach of contract by the Borrower under the Contract:

1. The Borrower violates any provision of the Contract or any legal obligation.

2. The Borrower fails to fulfill the statements, commitments and guarantees made in the Contract.

3. The Borrower expressly indicates or acts to indicate that it will not perform any obligation under the Contract.

4. Fails to continuously meet any preconditions for loan issuance as agreed in the Contract.

5. The Borrower or the Guarantor (including but not limited to the Guarantor, Pledgor and Mortgagor, the same below) neglects to manage and recourse its due creditor’s rights, or transfer property or other acts of evading debts by disposing of its main property without compensation, at an unreasonable low price or in other inappropriate ways.

6. The Borrower uses false contracts and arrangements entered with any third party, including but not limited to discounting or pledging creditor’s rights such as bills receivable without real trade background, to obtain funds or credit from the Lender or other banks.

7. The Borrower or the Guarantor violates other contracts (including but not limited to credit contracts, loan contracts and guarantee contracts) signed with the Lender or any debt securities issued by the Lender.

8. The Borrower or the Guarantor violates other contracts (including but not limited to credit contracts, loan contracts and guarantee contracts) signed with other banks or issue any debt securities.

9.  The Borrower’s Guarantor violates the provisions of the guarantee contract (including but not limited to the guarantee contract, mortgage contract and pledge contract, the same hereinafter) or breaches the guarantee contract, or the guarantee contract is not in force, is invalid or has been revoked; The value of the collateral is obviously reduced, lost and the ownership is disputed, or the collateral is sealed up, detained, frozen, deducted, retained, auctioned, etc.

10. Other events of default that affect the business activities of the Borrower and the Guarantor and the loan safety of the Lender, including but not limited to:

(1) The Borrower or the Guarantor has deficit in operation or financial condition, or has significant financial losses. Asset losses (including but not limited to asset losses due to its external guarantees) or other financial crises.

(2)  The Borrower is subject to administrative penalty or criminal sanction or is involved in major legal disputes due to illegal business practices.

(3) The Borrower, the shareholder or the actual controller of the Borrower, the Legal Representative or the main administrative staff of the Guarantor are involved in major cases or their main assets are subject to compulsory measures such as property preservation or are subject to administrative penalty or criminal sanctions, or other events that lead to their inability to perform their duties normally.

(4)  The guarantee provided by the Borrower or Guarantor to a third party has a significant adverse impact on its financial status or its ability to perform its obligations under the Contract.

(5) The Borrower or the Guarantor has separation, merger, major merger, acquisition and reorganization, disposal of major assets, reduction of capital, closure, suspension of business for rectification, liquidation, reorganization, cancellation, dissolution, bankruptcy, revocation of business license, etc.

(6) Other circumstances that the Lender deems would impair the security of the loan.

Article XLIV In the event of any of the above-mentioned breach of Contract, the Lender shall be entitled to take any one or more of the following measures:

1. Require the Borrower and the Guarantor to correct defaults or other circumstances that are not conducive to the safety of loans within a time limit, implement other debt guarantee measures or provide other effective guarantees.

2. Calculate and collect default interest and compound interest as agreed in the Contract until the principal and interest are paid off when the Borrower fails to use or repay the loan or pay the interest payable as agreed.

If the loan is overdue for less than 90 days (including 90 days), the repayment order of the loan principal and interest shall be: (1) Charges; (2) Interest, penalty interest and compound interest; (3) Principal.

If the loan is overdue for more than 90 days, the repayment order of the loan principal and interest shall be: (1) Charges; (2) Principal; (3) Interest, penalty interest and compound interest.

The Lender shall have the right to adjust the above repayment order.

3.  Reduce or cancel the loan amount of the Borrower, stop issuing loans, recover the issued loans in advance, require the Borrower to immediately repay all due and undue principal, interest and expenses under the Contract, and announce the maturity of loans under other loan contracts signed by the Borrower and the Lender.

4. Receive corresponding amounts in RMB or other currencies from the Borrower’s accounts opened by the Lender or all branches of the Lender’s system without prior notice; if it is necessary to go through the formalities for settlement and sale of foreign exchange or foreign exchange trading, the Borrower shall be obligated to assist the Lender in handling the procedures of foreign exchange settlement and sale or foreign exchange trading, and the Borrower shall bear the exchange rate risks.

5. Require the Borrower to bear damages and other legal liabilities.

6.  Exercise security rights and take corresponding asset preservation measures and other legal measures.

7. Other remedies for breach of contract that the Lender is entitled to take.

Chapter XI Others

Article XLV Any extension, preference or postponement granted by the Lender to the Borrower shall not affect, impair or limit the Lender's rights under the Contract and laws and regulations; and shall not be deemed to be a waiver of the Lender's rights and interests under the Contract, nor shall it affect any of the Borrower's or Lender's responsibilities and obligations under the Contract.

Article XLVI If any provision of this Contract is illegal, invalid or unenforceable at any time, the legality, validity or enforceability of other provisions of this Contract will not be affected or impaired in any way.

Unless there is reliable and definite evidence to the contrary, the Lender’s internal accounting records about the principal, interest,compound interest,penalty interest, expenses and repayment records, the documents and vouchers produced or retained by the Lender in the process of the Borrower’s withdrawal, repayment, payment of interest and other business, as well as the records and vouchers of the Lender’s collection of loans, shall constitute the confirmation evidence effectively proving the creditor’s rights relationship between the Borrower and the Lender. The Borrower shall not raise any objection just on the ground that the above records, documents and vouchers are made or retained by the Lender unilaterally.

Article XLVII Any alterations and additions to the present Contract are valid only in written form and are properly signed by the Parties of the Contract.

Article XLVIII The headings of the Contract are for convenience of reading only and shall not be used for the interpretation of the Contract or any other purpose. The options selected and filled contents in the Contract shall have the same legal effect as the printed contents of the Contract.

Article XLIX Confirmation and notification of delivery address

1. Confirmation of delivery address

(1) The contact information and service address hereunder are as follows:

Address of the Borrower: 702, Block A, Building 5, Software Industry Base, Shenzhen City; The Addressee: Yu Shibin; Tel: 15817405072; Fax: ___/___ ; Email:___/___ .

Address of the Lender: Unit A-01 of 21st Floor, and 22nd Floor, 23rd Floor, 24th Floor, 25th Floor, China Resources Financial Building, No. 2700 Keyuan Avenue, Nanshan Houhai Central District, Yuehai Street, Nanshan District, Shenzhen City; The Addressee: China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

(2) The Borrower understands and agrees that the contact information and service address hereunder shall be served as the address for service of the court/arbitration institution/Lender’s litigation materials and legal documents involved in disputes hereunder.

(3) The Borrower understands and agrees that lawsuit materials and legal documents can be delivered through postal service by the court/arbitration institution with the aforesaid service address; and through electronic service (including e-mail, mobile phone SMS and other modern communication methods) with the aforesaid agreed mobile phone number, fax, and e-mail address.

(4) The Borrower understands and agrees that during the performance hereof, once the contracting parties enter into judicial/arbitration proceedings in respect of a dispute covered hereby, the court/arbitration institution may serve the litigation materials or legal documents to the Borrower through one or more of the aforesaid service methods, and that the service time shall be subject to the first service of the aforesaid service methods.

(5)  The Borrower understands and agrees that the aforesaid service agreement is applicable to mediation, first instance, second instance, retrial (including retrial review) and execution stages in the litigation procedure.

(6)  The Borrower understands and agrees that all the information such as address, mobile phone number, contact person, fax, e-mail address, etc. agreed aforesaid shall be assured to be true and valid, and that the Borrower shall promptly notify the Lender in writing for any change in the relevant information, otherwise such service process according to the original address and other information shall be still valid, and the Borrower shall be liable for the legal consequences arising therefrom.

(7) The Borrower understands and agrees that the aforesaid agreed mobile phone number, e-mail address, etc. can be used to receive litigation materials and legal documents served by the court/arbitration institution in a timely and effective manner.

(8) The Borrower understands and agrees that the litigation materials and legal documents can be served by the court/arbitration institution through electronic service, and no paper documents shall be served to the legal/other agreed address of the Borrower.

(9)  The Borrower is clear that in case the aforesaid agreed address, mobile phone number, e-mail address or other service information is untrue, inaccurate or not up-to-date, resulting in the failure from actual service or timely service or refusal of signature of the litigation materials and legal documents, it shall be deemed to have been validly served, and the Borrower shall bear the corresponding legal consequences.

2. Notification

Where the Lender sends the notice by way of announcement on its website, online banking, telephone banking, mobile banking or business outlets, the date of announcement shall be deemed as the date of delivery. Under no circumstances shall the Lender be responsible for any transmission errors, omissions or delays in mail, fax, telephone or any other communication system.

Article L If the Lender needs to entrust other branches of China Resources Bank of Zhuhai Co., Ltd. to perform its rights and obligations under the Contract due to business needs, the Borrower shall approve this. Other branches of China Resources Bank of Zhuhai Co., Ltd. authorized by the Lender shall have the right to exercise all rights under the Contract, and have the right to bring a lawsuit to the court or submit the dispute under the Contract to the arbitration institution for adjudication.

Chapter XII Effectiveness, Alteration and Dissolution of Contract

Article LI The contract shall take effect on the date of its signature by Both Parties and shall terminate on the date of the Borrower’s full performance of its contractual obligations.

Article LII After the Contract comes into effect, unless otherwise stipulated by laws and regulations and the Contract, neither party may arbitrarily change or terminate the Contract in advance. If it is necessary to change or terminate the Contract, both parties shall reach a written contract through negotiation. The terms of the Contract remain in effect until the written contract is reached.

Chapter XIII Application of Laws and Settlement of Disputes

Article LIII The laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan) shall apply to the Contract and any matters involved herein. Disputes hereunder shall be brought to the court of competent jurisdiction in the place where the Lender is located, unless otherwise stipulated in the article of “Other Agreed Matters” hereof. During the litigation or arbitration, the provisions of this Contract that do not involve the disputes shall still be performed.

Chapter XIV Supplementary Provisions

Article LIV In accordance with the Regulation on the Administration of Credit Investigation Industry and other relevant national laws and regulations, the Borrower confirms that it is aware of and understands the contents and meanings of these Articles, and hereby irrevocably agrees in writing and authorizes the Lender (including the Lender’s head office and each other branch of the head office) to query, use, collect, provide and report the relevant information about the Borrower, and the Lender has the right to carry out the specific operations as follows:

1. In order to promptly understand the credit status of the Borrower, exclude the Borrower’s violation of laws and regulations, and ensure the business security between the Lender and the Borrower hereunder, the Lender shall, in accordance with the relevant state regulations, query and make use of the relevant information of the Borrower through the basic financial credit information database and ______________ and other credit reporting agencies ___________ approved and set up by the supervisory and administrative department of the State Council in charge of the credit collection industry (hereinafter referred to as “Borrower’s Information”).

2. Pursuant to the relevant provisions of the State, the Lender shall collect the relevant information hereunder and the relevant legal documents signed between the Borrower and the Lender, as well as other information relating to the Borrower obtained by the Lender through the signing hereof and the relevant legal documents (hereinafter referred to as the “Credit Information Collected by the Lender”), and provide it to the basic financial credit information database and other credit reporting agencies ____________ approved and established by the State Council’s Credit Collection Industry Supervision and Administration Department of the State Council.

3. The Lender shall keep the “Borrower’s Information” and the “Credit Information Collected by the Lender” for the purpose of internal archiving in accordance with national laws and regulations and the provisions of the Lender on the business file management system, and the retention period shall not be limited to the provisions of Article 7 of this Authorization.

4.  In accordance with the applicable laws and regulations and regulatory requirements, the Lender shall provide the “Borrower’s information” and the “Credit Information Collected by the Lender” to the relevant regulatory authorities such as the China Banking and Insurance Regulatory Commission and the relevant judicial and administrative authorities.

5. For the sake of providing financial services, the Lender shares “Borrower’s Information” and the “Credit Information Collected by the Lender” within the Lender internal, including among its branches.

6. The Lender provides “Borrower’s Information” and the “Credit Information Collected by the Lender” to the relevant third-party institutions in accordance with the requirements of arrears collection, creditor’s rights transfer and financial services outsourcing.

7. This authorization shall commence on the date hereof and shall expire on the date of termination of all businesses hereunder.

8. The Lender shall be liable for any legal obligations arising from the Lender’s inquiries, use and provision of the “Borrower’s Information” and the “Credit Information Collected by the Lender” beyond the scope of the authorization stipulated herein.

The Borrower hereby acknowledges and declares that the Lender has prompted and explained the terms of this Authorization to the Borrower as required by law, and that the Lender has provided an adequate explanation of the terms of this authorization as requested by the Borrower. The Borrower has been fully aware of and understands the meaning of such authorization clauses and the corresponding legal consequences, and is willing to bear the legal consequences of such authorization clauses.

Article LV The Borrower hereby irrevocably pledges that, in the event of a breach of the obligations agreed upon herein, the Lender may report the information on the Borrower’s breach of contract to credit reporting agencies and banking associations. The relevant banking association is also authorized to share the Borrower’s default information among banking financial institutions and even make it public through appropriate means.

The Borrower voluntarily accepts the disciplinary and rights defense measures against dishonesty jointly taken by the Lender and other banking financial institutions, such as reducing or stopping credit granting, stopping the opening of new settlement accounts, and stopping the legal representative from opening new credit cards.

Article LVI The Borrower guarantees that the Borrower and its employees and agents shall not provide, give, ask for or accept any form of material benefits (including but not limited to cash, physical cards, tourism, etc.) or other non-material benefits to the Lender or its employees in any form except as agreed herein, shall not directly or indirectly use the funds or services provided by the Lender in any form for activities related to corruption or bribery. Where the Borrower knows any violation of the Agreement, it shall provide clues and relevant information to the Lender in a timely, truthful, complete and accurate manner and cooperate with relevant matters as required by the Lender.

Article LVII The Lender may transfer all or part of its creditor’s rights hereunder to a third party, and the Lender shall notify the Borrower in time when transferring its creditor’s rights. If the Borrower transfers all or part of its debts hereunder to a third party, it shall notify the Lender in writing in advance and obtain the Lender’s written consent.

Article LVIII The terms “borrowing” and “loan” herein shall have the same meaning.

Article LIX The original hereof shall be in two copies, one for the Borrower, one for the Lender and ____ for the other, all of which shall have the same legal effect.

Article LX Other Agreed Matters:__________________________

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This Contract is signed by the Borrower and the Lender on November 24, 2022. The Borrower acknowledges that, at the time of signing this Contract, the Borrower and the Lender have explained and discussed all the terms in detail, and both parties have no doubt about all the terms of the Contract and have an accurate and correct understanding of the legal significance of the provisions relating to the rights and obligations of the parties, the exemption or mitigation of the Lender’s liability, and other provisions in which the Borrower has a material interest.

Borrower (Signature): Shenzhen United Time Technology Co., Ltd. (Seal)

Legal Representative or Authorized Agent (Signature): Bao Minfei (Seal)

Lender (Signature): China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch

China Resources Bank of Zhuhai Co., Ltd. Shenzhen Branch (Seal)

Legal Representative or Authorized Agent (Signature): Wu Zhaoyu (Seal)

Tang Qi (Signature) 74560005